EXHIBIT 10.2

EIGHTH AMENDMENT TO

MONARCH CASINO & RESORT, INC.

1993 EMPLOYEE STOCK OPTION PLAN

THIS EIGHTH AMENDMENT (this “Eighth Amendment”) to the 1993 Employee Stock Option Plan, as amended (the “Plan”) of Monarch Casino & Resort Inc., a Nevada corporation (the “Company”), was adopted by the Board of Directors of the Company on October 1, 2013.  No stockholder approval was required.

AMENDMENTS

The Plan shall be amended as follows:

1.              The language set forth under Paragraph 6.2(b) “Method of Exercise” shall be omitted in its entirety and replaced with the following language:

“Optionees may exercise Options by giving written notice to the secretary of the Company or his designee stating the number of shares of Common Stock with respect to which the Options are being exercised and tendering payment therefor.  The option price shall be paid (i) in cash, (ii) in shares of Common Stock having a Fair Market Value equal to such option price, (iii) through a “net exercise” such that, without the payment of any funds, the Optionee may exercise the Option and receive the net number of shares of Common Stock equal to (A) the number of shares as to which Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per share less the exercise price per share, and the denominator of which is such Fair Market Value per share (the number of net shares to be received shall be rounded down to the nearest whole number of shares); or (iv) any combination of the foregoing methods of payment.  The Committee in its discretion may permit the payment of any withholding taxes incurred by an Optionee pursuant to such exercise to be paid with shares purchased thereunder.  In addition, in order to enable the Company to meet any applicable foreign, federal (including FICA) state and local withholding tax requirements, an Optionee may also be required to pay the amount of tax to be withheld at the time of exercise.  No share of Common Stock will be delivered to any Optionee until all such amounts have been paid. As soon as reasonably possible following such exercise, a certificate representing shares of Common Stock purchased, registered in the name of the Optionee, or that Optionees agent, shall be delivered to the Optionee or that Optionee’s agent.”

CONFLICT BETWEEN THE EIGHTH AMENDMENT AND THE PLAN

If there is a conflict between any of the provisions of this Eighth Amendment and any of the provisions of the Plan, the provisions of this Eighth Amendment shall control.

NO OTHER AMENDMENTS OR CHANGES

Except as expressly amended or modified by this Eighth Amendment, all of the terms and conditions of the Plan shall remain unchanged and in full force and effect.

GOVERNING LAW

This Eighth Amendment shall be governed by and construed in accordance with Nevada law.